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Exhibit 10.16

STOCK PURCHASE AGREEMENT

by and between

THE SEIBELS BRUCE GROUP, INC.
(the Company)

and

CHARLES H. POWERS
(the Purchaser)

March 28, 2002

THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO THE SOUTH CAROLINA
UNIFORM ARBITRATION ACT, S.C. CODE ANN. SECTION 15-48-10

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT ("the "Agreement") is made as of this 28th day of March 2002, by and between The Seibels Bruce Group, Inc., a South Carolina corporation (the "Company"), and Charles H. Powers (the "Purchaser").

Section 1. Authorization of Preferred Shares.

        The Board of Directors of the Company adopted and filed with the Secretary of State of the State of South Carolina an Articles of Amendment to its Restated Articles of Incorporation in the form attached hereto as Exhibit 1, which includes the Certificate of Designations of Adjustable Rate Cumulative Nonvoting Preferred Special Stock (the "Certificate of Designations"), so as to authorize Eight Hundred Thousand (800,000) shares of Adjustable Rate Cumulative Nonvoting Preferred Special Stock, having the rights, restrictions and preferences as set forth in the Certificate of Designations.

Section 2. Commitment.

        Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth herein, the Purchaser hereby agrees to purchase Eight Hundred Thousand (800,000) shares of Adjustable Rate Cumulative Nonvoting Preferred Special Stock ("Preferred Shares") from Company and Company hereby agrees to sell, assign, transfer and deliver the Preferred Shares to Purchaser at $10.00 per preferred share for the total purchase price of Eight Million Dollars ($8,000,000) ("Purchase Price").

Section 3. Payment of the Purchase Price and Delivery of the Preferred Shares.

        Subject to the provisions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place immediately following the execution of this Agreement at 10:00 a.m., Eastern Standard Time, at the Company's offices at 1501 Lady Street, Columbia, South Carolina 29201, or at such other time and place as the parties may agree upon. At the Closing, the Purchaser shall deliver to the Company Eight Million Dollars ($8,000,000) by wire transfer of immediately available funds pursuant to wire transfer instructions given to the Purchaser by the Company, and the Company shall deliver to the Purchaser a certificate, registered in the name of the Purchaser, representing Eight Hundred Thousand (800,000) Preferred Shares.

Section 4. Representations and Warranties of the Company.

        In order to induce the Purchaser to enter into this Agreement, the Company represents and warrants the following:

        (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina, and has all requisite right, power and authority to execute, deliver and perform this Agreement.

        (b) The execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by the Company, and, upon its execution by the Purchaser, shall constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

        (c) The execution, delivery and performance of this Agreement by the Company do not and will not violate or conflict with any provision of the Company's Restated Articles of Incorporation or Amended and Restated Bylaws and do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any material instrument or agreement to which the Company is a party or by which the Company or its properties may be bound or affected.

        (d) The authorized capital stock of the Company consists of 5,000,000 shares of special stock (the "Special Stock"), 209,000 shares of which are designated as Cumulative Convertible Redeemable Nonvoting Preferred Stock, and 50,000 shares of which are designated as $0.625 Cumulative Convertible Redeemable Nonvoting Special Preferred Stock, and 17,500,000 shares of common stock, (the "Common Stock"). As of the Closing, 259,000 shares of Special Stock (prior to giving effect to the issuance of the Preferred Shares) will be issued and outstanding and 7,831,681 shares of Common Stock will be issued and outstanding. Upon issuance in accordance with the terms of this Agreement against payment of the Purchase Price therefor the Shares will be duly and validly authorized and issued, fully paid and nonassessable, and, assuming the accuracy of the representations and warranties of the Purchaser, will be issued in accordance with a valid exemption from the registration or qualification provisions of the Securities Act of 1933, as amended (the "Securities Act"), and any applicable state securities laws (the "State Acts"). Except for (i) outstanding options to purchase shares of Common Stock issued pursuant to the Company's Stock Option Plans (the "Option Plans") (of which 508,218 were outstanding as of February 28, 2002), (ii) the rights provided to the holders of the Cumulative Convertible Redeemable Nonvoting Preferred Stock and $0.625 Cumulative Convertible Redeemable Nonvoting Special Preferred Stock, attached as Exhibits 1 and 2 to the Addendum of the Company's Restated Articles of Incorporation, and (iii) outstanding warrants to purchase 57,971, 50,000 and 150,000 shares of Common Stock issued to ING (U.S.) Capital Corporation, E. Brian Brown and Generali U.S. Branch, respectively, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock.

Section 5. Representations, Warranties and Covenants of the Purchaser.

        In order to induce the Company to accept this Agreement and issue the Preferred Shares to the Purchaser, the Purchaser hereby warrants, represents, covenants and agrees as follows:

(a) The Purchaser has all requisite right, power and authority to execute, deliver and perform this Agreement.

(b) This Agreement has been duly executed and delivered by the Purchaser, and, upon its execution by the Company, shall constitute the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

(c) The execution, delivery and performance of this Agreement by the Purchaser do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to, any material instrument or agreement to which the Purchaser is a party or by which the Purchaser or its properties may be bound or affected, and, do not or will not violate or conflict with any provision of the articles of incorporation or bylaws, partnership agreement, operating agreement, trust agreement or similar organizational or governing document of the Purchaser, as applicable.

(d) The Purchaser has received and carefully reviewed the Agreement and has relied only on the information contained herein, or on information otherwise provided in writing by the Company. The Purchaser acknowledges that all documents, records and books pertaining to the Company requested by the Purchaser have been made available for inspection by it, its attorneys, financial advisors and accountants, and that it understands that all such documents, books and records will continue to be made available to it and its attorneys, financial advisors and accountants for inspection upon reasonable notice, during reasonable business hours, at The Seibels Bruce Group, Inc., 1501 Lady Street, Columbia, South Carolina 29201. The Purchaser and his advisors have had a reasonable opportunity to ask questions of and receive answers from the officers of the Company, or a person or persons acting on their behalf, concerning the Company and the terms and conditions of this Agreement, and to obtain additional information, to the extent possessed or obtainable without unreasonable effort or expense by the officers of the Company, necessary to verify the accuracy of the information in this Agreement and other information provided by, or on behalf of, the Company. All such questions have been answered to the full satisfaction of the Purchaser.

(e) The Purchaser has such knowledge and experience in financial and business matters as to enable him (i) to utilize the information made available to him in connection with this Agreement, (ii) to evaluate the merits and risks associated with a purchase of the Preferred Shares, and (iii) to make an informed decision with respect thereto. The Purchaser has obtained, in the Purchaser's judgment, sufficient information relating to the Company and its business to evaluate the merits and risks of this investment.

(f) The Purchaser is a qualified purchaser of the Preferred Shares because the Purchaser is an "Accredited Investor" under Regulation D promulgated under the Securities Act.

(g) The Purchaser is not subject to the Employee Retirement Income Security Act of 1974, as amended.

(h) The Purchaser (i) has adequate means of providing for its current liabilities and possible contingencies, (ii) has no need for liquidity in connection with a purchase of the Preferred Shares, (iii) is able to bear the economic risks associated with a purchase of the Preferred Shares for an indefinite period and has the capacity to protect its own interests in connection with a purchase of the Preferred Shares, and (iv) can afford the complete loss of its Purchase Price for the Preferred Shares subscribed for hereunder.

(i) The Purchaser understands that (i) the sale of the Preferred Shares has not been registered under the Securities Act in reliance upon exemptions from the registration provisions of the Securities Act, (ii) the Preferred Shares purchased by the Purchaser must be held indefinitely unless the sale or transfer thereof is subsequently registered under the Securities Act, or an exemption from such registration is available, and the certificates representing all of the Preferred Shares will be legended to reflect such restrictions, (iii) the Company is under no obligation to register any of the Preferred Shares on the Purchaser's behalf or to assist the Purchaser in complying with any exemption from registration, other than as set forth in the Registration Rights Agreement dated March 28, 2002 (the "Registration Rights Agreement") and (iv) the officers of the Company will rely upon the representations and warranties made by the Purchaser in this Agreement in order to establish such exemption from the registration provisions of the Securities Act.

(j) The Purchaser understands that (i) the sale of the Preferred Shares has not been registered or qualified for sale under the securities laws of any state due to exemptions from registration or qualification based upon the private or limited nature of the offering and/or exemptions available for transactions involving purchasers such as the Purchaser, (ii) the Preferred Shares purchased by the Purchaser must be held indefinitely unless the sale or transfer thereof is subsequently registered or qualified for sale under applicable state securities laws, or an exemption from such registration or qualification is available, and the certificates representing all of the Preferred Shares will be legended to reflect such restrictions, (iii) the Company is under no obligation to register or qualify for sale any of the Preferred Shares on the Purchaser's behalf or to assist the Purchaser in complying with any exemption from registration or qualification, other than as set forth in the Registration Rights Agreement and (iv) that the officers of the Company will rely upon the representations and warranties made by the Purchaser in this Agreement in order to establish such exemptions from registration or qualification under state securities laws.

(k) The Purchaser will not transfer any of the Preferred Shares unless such transfer is (i) registered under the Securities Act and applicable state securities laws, and (ii) is exempt from registration under the Securities Act and such state securities laws, and, if requested by the Company, the Purchaser has furnished an opinion of counsel satisfactory to the Company that such transfer is so exempt.

(l) The Preferred Shares are being purchased solely for the Purchaser's own account and not for the account of any other person. The Preferred Shares are being purchased for investment purposes only, and not for distribution, assignment or resale to others.

(m) The Purchaser realizes that it may not be able to sell or dispose of the Preferred Shares as there will be no public market for such shares in the foreseeable future.

(n) The foregoing representations, warranties, and covenants and all other information which the Purchaser has provided concerning the Purchaser and the Purchaser's financial condition are true and accurate as of the date hereof. If in any respect such information, representations, warranties, and covenants shall not be true and accurate as of the Closing Date, the Purchaser will give written notice of such fact to the officers of the Company specifying which information, representations, warranties, or covenants are not true and accurate and the reasons therefor.

(o) The Purchaser understands that neither the Securities and Exchange Commission nor any state securities commission or other state regulatory agency has made any finding or determination relating to the fairness for public investment of the Preferred Shares to be purchased by the Purchaser and that no such commission or agency has recommended or endorsed or will recommend or endorse the purchase of the Preferred Shares.

Section 6. Indemnification.

        The Purchaser hereby indemnifies and shall hold harmless the Company and any person, partnership, corporation or entity affiliated in any manner with or employed by the Company (including the officers, directors and employees of the Company and all professional advisors thereto), from and against any and all loss, damage, liability or expense, including costs and reasonable attorneys' fees, to which they may become subject or which they may incur by reason of or in connection with any misrepresentation made by the Purchaser herein, any breach of any of his representations or warranties, or his failure to fulfill any of his covenants or agreements under this Agreement.

        The Company hereby indemnifies and shall hold harmless the Purchaser and any person, partnership, corporation or entity affiliated in any manner with or employed by the Purchaser (including employees of the Purchaser and all professional advisors thereto), from and against any and all loss, damage, liability or expense, including costs and reasonable attorneys' fees, to which they may become subject or which they may incur by reason of or in connection with any misrepresentation made by the Company herein, any breach of any of its representations or warranties, or its failure to fulfill any of its covenants or agreements under this Agreement.

Section 7. Miscellaneous.

(a) The Purchaser agrees that the Purchaser may not cancel, terminate or revoke this Agreement (except as otherwise specifically permitted under applicable state securities laws), and that this Agreement shall survive the death or disability of the Purchaser and shall be binding upon the Purchaser's heirs, legal representatives, permitted successors and assigns.

(b) This Agreement, together with the Registration Rights Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings with respect thereto and may not be amended or modified except in writing by both of the parties hereto.

(c) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

(d) This Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of South Carolina.

(e) Within five days after the receipt of a written request from the officers of the Company, the Purchaser agrees to provide such information and to execute and deliver such documents as reasonably may be necessary to comply with any and all laws and ordinances to which the Company is subject.

(f) The representations and warranties of the Purchaser set forth herein shall survive the sale of the Preferred Shares to the Purchaser pursuant to this Agreement.

(g) Words importing the singular number hereunder shall include the plural number and vice versa, and any pronoun used herein shall be deemed to cover all genders.

(h) All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, telecopier, or any courier guaranteeing overnight delivery, (i) if to the Purchaser, at 2419 Sumter Street Extension, Florence, South Carolina 29502 or (ii) if to the Company, at 1501 Lady Street, Columbia, South Carolina 29201, Attention: President. All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt is acknowledged if telecopied; or at the time delivered, if delivered by an air courier guaranteeing overnight delivery.

        IN WITNESS WHEREOF, the undersigned Purchaser has executed and acknowledged this Agreement as of the date set forth above.

THE COMPANY
THE SEIBELS BRUCE GROUP, INC.
By:	/s/ JOHN E. NATILI
Name:	John E. Natili
Title:	President and CEO
THE PURCHASER
CHARLES H. POWERS
/s/ CHARLES H. POWERS

EXHIBIT 1

STATE OF SOUTH CAROLINA
SECRETARY OF STATE

ARTICLES OF AMENDMENT

TO THE RESTATED ARTICLES OF INCORPORATION OF

THE SEIBELS BRUCE GROUP, INC.

TO THE SECRETARY OF STATE OF SOUTH CAROLINA:

          The undersigned corporation, amending its Restated Articles of Incorporation submits for filing these Articles of Amendment setting forth the following as required under Section 33-6-102 and pursuant to Section 33-10-106 of the Code of Laws of South Carolina Annotated:

          (1) The name of the corporation is The Seibels Bruce Group, Inc. (the "Corporation").

          (2) The text of the amendment (the "Amendment") is to add the following provisions to Section 5(b) of the Restated Articles of Incorporation of the Corporation:

          See Exhibit 3 to the Addendum attached hereto and incorporated by reference for a single series of Special Stock designated "Adjustable Rate Cumulative Nonvoting Preferred Special Stock".

EXHIBIT 3

        CERTIFICATE OF DESIGNATIONS

ADJUSTABLE RATE CUMULATIVE NONVOTING PREFERRED SPECIAL STOCK

SUBPART 1

DESIGNATION AND RANK

        1.1    Designation.    A single series of Special Stock designated "Adjustable Rate Cumulative Nonvoting Preferred Special Stock" (hereinafter called the "Preferred Stock") is hereby authorized. The number of authorized shares constituting the Preferred Stock is 800,000. Shares of the Preferred Stock shall be issued at a stated value of $10.00 per share (the "Stated Value").

        1.2    Rank.    With respect to the payment of the dividends and other distributions with respect to the capital stock of the Corporation, including the distribution of the assets of the Corporation upon liquidation, dissolution or winding up, the Preferred Stock shall be pari passu with the Corporation's issued and then-outstanding Cumulative Convertible Redeemable Nonvoting Special Preferred Stock and the Corporation's issued and then-outstanding $0.625 Cumulative Convertible Redeemable Nonvoting Special Preferred Stock and shall not be junior to any other series or class of stock of the Corporation.

SUBPART 2

DIVIDEND RIGHTS

        2.1    Dividend Rate.    Holders of Preferred Stock will be entitled to receive, when and as declared by the Board of Directors of the Corporation out of assets of the Corporation legally available therefor, cumulative cash dividends at the rate per share equal to the Applicable Rate (as hereinafter defined) from time to time in effect, for each Dividend Period (as hereinafter defined) multiplied by the Stated Value. The annual rate at which such dividends shall accrue is hereinafter referred to as the "Dividend Rate."

          The "Applicable Rate" for any Dividend Period will be equal to the Effective Rate (as hereinafter defined) plus 3.5%. The "Effective Rate" shall mean the interest rate per annum equal to the average (rounded upward to the next higher 1/16 of one percent) of the offered rates for deposits in United States dollars for a period equal to the Dividend Period which appears on the Reuters Screen Libor Page at approximately 11:00 A.M. (London time) two (2) Business Days (as hereinafter defined) prior to the beginning of such Dividend Period. In the event that such rate does not appear, "Applicable Rate" shall mean the rate per annum determined by the Board of Directors to be the rate (or average of rates, if applicable) (rounded upward to the next higher 1/16 of one percent) for deposits in United States dollars for a period equal to such Dividend Period which appears on the Telerate Screen or other comparable service at approximately 11:00 A.M. (London time) (or as soon thereafter as practicable), two (2) Business Days prior to the first day of such Dividend Period.

        The "Initial Dividend Period" shall commence on the date of issuance of the Preferred Stock to and including June 30, 2002. Each subsequent quarterly dividend period thereafter (the Initial Dividend Period and each quarterly dividend period being hereinafter individually referred to as a "Dividend Period" and collectively referred to as "Dividend Periods") shall be in four equal amounts per annum and shall commence on January 1, April 1, July 1 and October 1 in each year (each, a "Dividend Period Commencement Date"), commencing July 1, 2002, and shall end on and include the day next preceding the next Dividend Period Commencement Date.

        The Applicable Rate with respect to each Dividend Period will be calculated as promptly as practicable by the Corporation according to the method described above and will cause notice of such dividend rate to be enclosed with the dividend payment checks next mailed to the holders of the Preferred Stock.

        2.2    Accrual and Payment.    Dividends on each share of Preferred Stock shall be cumulative and except as otherwise provided herein, dividends on the Preferred Stock shall be payable, when and as declared by the Board of Directors or a committee thereof, on March 31, June 30, September 30 and December 31 (or, if such day is not a Business Day (as hereinafter defined), on the next Business Day thereafter) of each year, commencing on June 30, 2002 (each such date being hereinafter referred to as a "Dividend Payment Date"), to holders of record as they appear on the books of the Corporation on such record date, not preceding the date upon which the resolution fixing the record date is adopted and not exceeding 60 days preceding the relevant Dividend Payment Date, as may be determined by the Board of Directors or a duly authorized committee thereof. If declared, dividends shall be paid in cash on each Dividend Payment Date with respect to the quarterly period ending on such Dividend Payment Date. To the extent not declared and paid, dividends shall accumulate. The amount of dividends payable for the initial dividend period or any period shorter or longer than a full dividend period shall be calculated on the basis of a 360-day year of twelve 30-day months. Accrued dividends not paid on a Dividend Payment Date may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such record date, not preceding the date upon which the resolution fixing the record date is adopted and not exceeding 60 days preceding the payment date thereof, as may be fixed by the Board of Directors or a duly authorized committee thereof. "Business Day" shall mean any day excluding Saturday, Sunday and any day on which the Fedwire funds transfer system of the Federal Reserve Banks is not available for the transfer of funds.

        2.3    Dividends or Distributions to Junior Stock.    So long as any shares of Preferred Stock are outstanding, no dividend or distribution shall be declared or paid or set aside for payment on the common stock of the Corporation or on any other stock of the Corporation ranking junior to the Preferred Stock as to dividends, unless, full cumulative dividends on all outstanding shares of the Preferred Stock shall have been declared and paid through and including the most recent Dividend Payment Date.

SUBPART 3

LIQUIDATION RIGHTS

        3.1    Preferences of Preferred Stock on Winding-Up of the Corporation.    In the event of any voluntary or involuntary liquidation, dissolution, winding up of affairs of the Corporation or other similar event, before any distribution is made upon any class of stock of the Corporation ranking junior to the Preferred Stock, the holders of shares of Preferred Stock shall be entitled to be paid, out of the assets of the Corporation available for distribution to its shareholders, an amount per share equal to the Stated Value, plus an amount equal to all accrued and unpaid dividends (such amounts, together, the "Liquidation Value"). Neither the consolidation nor merger of the Corporation with or into any other corporation or corporations, nor the sale or lease of all or substantially all of the assets of the Corporation, shall itself be deemed to be a liquidation, dissolution or winding-up of the affairs of the Corporation within the meaning of any of the provisions of this Subpart 3.

        3.2    Pro Rata Distribution.    If, upon distribution of the Corporation's assets in liquidation, dissolution, winding-up or other similar event, the net assets of the Corporation to be distributed among the holders of shares of Preferred Stock and any other class or series of stock of the Corporation ranking on a parity with the Preferred Stock as to distributions upon liquidation are insufficient to permit payment in full to such holders of the preferential amount to which they are entitled, then the entire net assets of the Corporation shall be distributed among the holders of shares of Preferred Stock and such other class or series of stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled and such distributions may be made in cash or in property taken at its fair value (as determined in good faith by the Board of Directors), or both, at the election of the Board of Directors.

        3.3    Priority.    All of the preferential amounts to be paid to the holders of the Preferred Stock and the holders of any other class or series of stock of the Corporation ranking on a parity with the Preferred Stock as to distributions upon liquidation shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the common stock of the Corporation and any other class or series of stock of the Corporation which is junior to the Preferred Stock as to distributions upon liquidation.

SUBPART 4

VOTING RIGHTS

        4.1    General.    The holders of shares of Preferred Stock shall have no voting rights except as required by law. The holders of Preferred Stock shall be entitled to notice of any meeting of the stockholders of the Corporation.

SUBPART 5

MISCELLANEOUS

        The headings of the various Subparts hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

          (3) This Amendment was adopted by the Board of Directors, without action by the shareholders of the Corporation, on March 28, 2002.

          (4) This Amendment was duly adopted by the Board of Directors in accordance with Section 33-6-102 of the Code of Laws of South Carolina which pursuant to the Corporation's Restated Articles of Incorporation, does not require shareholder action.

        DULY EXECUTED, delivered and certified, under seal, by duly authorized officers of the Corporation on March 28, 2002.

THE SEIBELS BRUCE GROUP, INC.
	By:	/s/ JOHN E. NATILI Name: John E. Natili Title: President and Chief Executive Officer
(Corporate Seal)
Attest:
/s/ MATTHEW P. MCCLURE Secretary

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STATE OF SOUTH CAROLINA SECRETARY OF STATE